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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 11, 2005, except for Note 11, as to which the date is March 29, 2005 for 155 East Tropicana LLC, and our report dated March 11, 2005 for Hotel San Remo Casino and Resort, a division of S.I. Enterprises, Inc., in the Registration Statement on Form S-4 and related Prospectus of 155 East Tropicana, LLC and 155 East Tropicana Finance Corp. for the registration of 8 3/4% Senior Secured Notes due 2012.

/s/ ERNST & YOUNG LLP

Las Vegas, Nevada
May 12, 2005

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Consent of Independent Registered Public Accounting Firm